UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 14A INFORMATION

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BOX, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE L LP

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

STARBOARD X MASTER FUND LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

DEBORAH S. CONRAD

XAVIER D. WILLIAMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

Item 1: On July 20, 2021, Starboard issued the following press release and delivered the following letter to stockholders of the Company. The full text of the letter is also attached hereto as Exhibit 1 and is incorporated herein by reference.

STARBOARD DELIVERS OPEN LETTER TO BOX STOCKHOLDERS

Files Definitive Proxy Materials for the Election of its Slate of Three Highly-Qualified Director Nominees at Box’s 2021 Annual Meeting

Letter Highlights History of Starboard’s Constructive Engagement with Box and Recent Events that Have Led to the Current Election Contest

NEW YORK, NY July 20, 2021 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard” or “we”), one of the largest stockholders of Box, Inc. (“Box” or the “Company”) (NYSE: BOX), with an ownership stake of approximately 8.4% of the Company’s outstanding shares, today announced that it has delivered an open letter to Box stockholders and has filed definitive proxy materials with the Securities and Exchange Commission in connection with Starboard’s nomination of a slate of three highly-qualified director nominees for election to the Box Board of Directors at the upcoming 2021 Annual Meeting of Stockholders.

Starboard also announced that it has launched www.ShareholdersforBox.com to provide additional information to its fellow stockholders.

The full text of Starboard’s open letter to Box stockholders follows and can also be viewed at the following link:

https://shareholdersforbox.com/wp-content/uploads/2021/07/Starboard_Value_LP_Definitive_Proxy_Letter_to_BOX_Stockholders_07.20.2021.pdf

A LETTER TO THE STOCKHOLDERS OF BOX, INC.

July 20, 2021

Dear Fellow Stockholders,

We are writing to you today about your investment in Box, Inc. (“Box” or the “Company”). Starboard Value LP (together with its affiliates, “Starboard” or “we”) currently owns approximately 8.4% of the outstanding common stock of Box, making us one of the Company’s largest stockholders. We have been an investor in the Company for over two years, and we are working hard to represent our collective interests as common stockholders. Starboard has a long and successful history of investing in underperforming companies in the technology sector and helping these companies to drive significant operational, financial, and strategic improvements. Our interests are directly aligned with yours.

Today, Starboard filed its definitive proxy materials with the Securities and Exchange Commission (“SEC”) seeking the election of 3 highly-qualified independent directors to the Board of Directors (the “Board”) of Box at the upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”) – Deborah S. Conrad, Peter A. Feld, and Xavier D. Williams.

In addition to the definitive proxy materials filed with the SEC, in the coming weeks, we will be publishing comprehensive materials that we believe will help our fellow stockholders better understand the historical issues plaguing Box, the opportunities to drive improved performance and value creation, and the changes we believe are necessary to accomplish these goals.

We initially invested in Box over two years ago because we believed Box was well-positioned in a large and growing market and should be able to drive significantly improved financial results. Despite having a best-of-breed solution with strong product differentiation in the growing cloud content management market, Box had consistently underwhelmed and failed to execute on operational improvement opportunities. In our view, change was required at Box in order to create long-term value after years of stock price underperformance, consistently missed targets, poor governance, and a lack of credibility with the investment community. We believed that, with the proper governance and oversight, the Company had a significant opportunity to reinvigorate growth and dramatically improve profitability, which, in turn, would unlock substantial stockholder value.

Throughout the initial stages of our engagement, we had constructive dialogue with the Company, and we were hopeful that Box would be able to achieve its publicly announced targets and execute on its plan to improve both revenue growth and profitability. In furtherance of our constructive engagement, in March 2020, we entered into a settlement agreement with Box (the “2020 Settlement”). As part of the 2020 Settlement, two new independent directors recommended by Starboard and one new director selected by the Company joined the Board and three incumbent directors, including the Company’s CFO, left the Board. Despite the inherent conflicts in the CFO of a public company serving as a director, the Board was initially highly resistant to making this change, and reaching agreement on this point took extensive negotiation. The 2020 Settlement also led to the formation of an Operating Committee of the Board that would be responsible for driving improved growth and margins.

We have spent much of the past two years working with and encouraging Box to perform better, address past issues, and create value for the benefit of common stockholders. Following the 2020 Settlement, we remained hopeful that the Company would follow through on its commitments, improve both growth and profitability, and create significant long-term value.

Under immense external pressure and with a partially reconstituted Board, the Company began to drive improved profitability and modestly improved results. As a result, stockholders were temporarily rewarded as Box’s stock price increased by nearly 30% in the year following our Schedule 13D filing. During this time, we continued to provide management with constructive feedback on key opportunities to drive value creation and positive commentary regarding the improving results. Similarly, Box’s management expressed strong appreciation for Starboard’s influence and assistance in driving better performance at the Company.

“…Just wanted to say thanks for all the pushing on us over the past year. We have a lot more we need to get done but we have a completely new way of seeing [the] world that is extremely helpful to how we’re executing now. So, thanks.”

- CEO Aaron Levie

Email to Peter Feld – September 3, 2020

Unfortunately, revenue growth continued to decelerate, contradicting management’s promises to the contrary and further damaging credibility with investors. In December 2020, Box reported Q3 FY2021 earnings results, in which the Company missed expectations on multiple metrics, including billings and large deal growth, while also providing revenue guidance for Q4 FY2021 that was below consensus expectations. As a result of yet another set of disappointing results after signs of promise, Box’s stock price fell almost 9% the following day. Following that price decline, Box’s stock price was only 1% above the price on September 4, 2019, the day following our Schedule 13D filing, and was 27% below its closing price following its first day of trading after its IPO in January 2015.

Clearly, the status quo was not working. Box had missed its commitments yet again, leading to a significant increase in investor frustration. At this time, we re-energized our engagement through private discussions with the Board and management. During these conversations, we expressed our view that there were multiple paths to create value at Box, which could include a potential sale of the Company given the favorable M&A environment, or a standalone path. We explained that if, following a review of strategic alternatives, the Company chose to remain independent, based on the Company’s long history of missed expectations and yet another false start, that the Board may need to explore potential leadership changes.

In the midst of these discussions, Box continued to take actions that we did not feel were in the best interests of common stockholders. In January 2021, despite having $275 million of cash on the balance sheet and no history of doing sizeable M&A, Box raised $345 million through the issuance of convertible debt and stated that it was examining potential acquisitions. We believed the convertible debt financing was unnecessary, as the Company already had a large net cash balance, available capacity on its revolving credit facility, access to debt markets on an as-needed basis, and generates positive free cash flow every quarter. Following this capital raise, Box’s cash balance increased to approximately $600 million. Furthermore, we did not believe the Company had earned the right to use stockholder capital to execute meaningful acquisitions. Later that month, we crystallized these views regarding the various paths to value creation and the unnecessary nature of the capital raise in a private letter to the Board.

Next, as the expiration of the standstill provisions in the 2020 Settlement was approaching in March 2021, and as it became clear to Box that we were not pleased with the Company’s progress and would likely seek to effect change at the upcoming Annual Meeting, Box chose to take unilateral actions to extend the standstill period in our settlement agreement by extending the nomination deadline for the Annual Meeting. We believe this was a clearly orchestrated legal maneuver to keep us quiet while the Company worked to complete a transaction that would serve to entrench the existing Board.

On April 8, 2021, shortly after the expiration of the recently extended standstill and despite having more than $500 million of cash on its balance sheet even after completing two small acquisitions, Box announced a $500 million preferred equity financing led by KKR (“the KKR Financing”) and its intention to use the proceeds from the KKR Financing to repurchase $500 million of common stock through a “Dutch auction” self-tender. The KKR Financing was transparently structured to vote on an as-converted basis and required KKR and the other investors in the transaction to vote in accordance with the Board’s recommendations. We believe these transactions served no bona fide business purpose and were done solely for defensive purposes. This series of transactions allowed the Company to dilute the vote of common stockholders by initially placing a large voting block of preferred stock with a new private equity investor, while enabling the Company to try to “buyout” any stockholders who may have been unhappy with recent results and were likely to vote for change.

This was the second unnecessary financing completed by Box in a four month period. When combined with $345 million of convertible debt issued in January 2021, the Company raised nearly $850 million of capital that it did not need, thereby increasing its total cash balance to more than $1 billion at the time.

One of the Company’s main selling points of the KKR Financing was its insistence that the transaction was a good deal for common stockholders because the KKR Financing and subsequent self-tender would prove to be financially accretive on an EPS basis due to the anticipated reduction in share count. However, the Company failed in its attempt to repurchase $500 million of stock through the self-tender, instead disclosing that it repurchased only $238 million at $25.75 per share, meaning that the KKR Financing is immediately dilutive for common stockholders. Further, we believe the self-tender temporarily increased Box’s stock price, and shortly after completing the repurchase of $238 million of stock, Box’s stock price has fallen back below $23.00, indicating that Box may have overpaid to repurchase those shares. When factoring in the transaction costs and advisory fees, the required dividend payments, as well as the premium paid to repurchase these shares, we believe it is clear that the KKR Financing and related self-tender were significantly value destructive for common stockholders and had no valid business purpose.

We are not alone in our opposition to this transaction. In May 2021, a class action lawsuit was filed against the Board by the Building Trades Pension Fund of Western Pennsylvania (the “Complaint”). The Complaint alleged that the Board breached its fiduciary duties in approving the preferred equity financing and sought an injunction blocking enforcement of the voting provision with KKR. The Complaint set forth serious allegations regarding the Board’s motivations and rationale in approving the preferred equity financing. More specifically, the Complaint alleged that the Company had no operational need for the capital and that the Board’s true intent in approving the financing and accompanying self-tender was to “buy the vote” ahead of an anticipated election contest in order to entrench itself and management.

Unsurprisingly, the Company chose to exclude this information entirely from its proxy statement, as well as the fact that one day after the Complaint was filed, the Board abruptly and reactively eliminated the voting obligations for the investors in the KKR Financing, effectively acknowledging, in our view, that the Board realized it had made a serious mistake and that stockholders were irate about the Company’s attempt to “buy the vote”. However, we believe stockholders are smarter than to be fooled by this reactionary response. Simply removing this voting obligation does not suddenly absolve the Board of its mistakes related to this transaction. There is almost certainly still an implicit promise from KKR and the other preferred equity investors that they will support the incumbent Board that handed them an attractive investment opportunity when the Company clearly did not need to raise money. Furthermore, common stockholders must still bear the costs of the unnecessary KKR Financing, including an expensive dividend, a potential repayment obligation, and immediate dilution.

We have been critical of the KKR Financing from the moment it was announced. We strongly believe that Box had no need for the capital and that the transaction was specifically designed as an entrenchment mechanism meant to “buy the vote”. During discussions with the Board, we asked Board members to explain their rationale in approving the transaction, to which they responded that the Company was seeking sponsorship and stakeholder representation. We expressed our view that as a long-term common stockholder, we had already provided sponsorship to the Company, were willing to provide common stockholder representation on the Board, and would be open to purchasing a portion of the syndicated portion of the KKR Financing that the Company had already committed to completing, given that KKR was only keeping a small minority of the preferred equity. Ultimately, KKR only retained $150 million of the $500 million preferred equity financing, syndicating the remaining $350 million to other investors, likely for a fee.

In its proxy statement, Box entirely omits that while it did offer to allow Starboard to participate in the KKR Financing, that offer was conditioned on the transaction being expanded from $500 million to $550 million. Due to Starboard’s belief that the KKR Financing had no legitimate business purpose other than to “buy the vote” and was otherwise not in the best interest of common stockholders, Starboard informed the Company that any further expansion in the size of the transaction was unacceptable and refused to participate.

Since that time, we have repeatedly attempted to engage constructively with Box regarding a potential settlement. We have committed to the Board that we will be constructive and helpful in the boardroom, as we have been in numerous other situations. Furthermore, in a minority capacity, we will not have the unilateral ability to take any action that does not have the support of the other Board members. Unfortunately, the Company has made it abundantly clear that it does not want common stockholder representation on the Board and is not interested in any director that may have an opinion that differs from the current Board consensus.

In the coming weeks, we will publish a detailed investor presentation that will include our views as to why change is required at Box and why we believe voting for our director candidates will be an important step in driving the change needed to put Box on a better path to long-term value creation. Starboard has a long and proven history of driving needed changes in public companies. We focus our efforts on driving long-term sustainable improvements to significantly improve performance and value creation. We stand for accountability, integrity, transparency, and disciplined operational, financial, and strategic focus.

At the upcoming Annual Meeting, stockholders will be asked to make a crucial decision. As stockholders, our options are to elect the incumbent directors – who have overseen years of underperformance – or to make much needed changes to the Board to ensure the sins of the past are not repeated. We have nominated a fantastic slate of highly-qualified director candidates who are truly independent, have relevant experience, and will seek to ensure that the Board acts independently and in the best interests of common stockholders at all times.

Thank you for your continued support, and we look forward to communicating our detailed plans for Box over the coming weeks and months.

Respectfully,

/s/ Peter A. Feld

Peter A. Feld

Managing Member

Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Gavin Molinelli, (212) 201-4828

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(855) 208-8901

Item 2: Also on July 20, 2021, Starboard launched a website to communicate with the Company’s stockholders regarding the Annual Meeting. The website address is: www.shareholdersforbox.com. The following materials were posted by Starboard to www.shareholdersforbox.com:

Home | About Starboard | Our Nominees | History | Investor Materials | How To Vote | Contact

About Starboard

The Starboard Value investment strategy launched in 2002. The Firm spun-off in March 2011 and has subsequently operated independently. Starboard's team of more than 35 professionals brings years of experience to each of their areas of expertise.

For more information about Starboard Value, please go to www.starboardvalue.com

Starboard Value

Peter Feld
(212) 201-4878

Ajay Sundar
(212) 845-7924

Okapi Partners LLC

Bruce H. Goldfarb | Patrick McHugh
(212) 297-0720

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Our Nominees

We have assembled a remarkable group of highly successful industry experts and governance professionals. Vote for the white proxy card and vote for a group of individuals who would bring fresh perspectives and the right mix of skills and backgrounds to help transform Box into a best-in-class company.

DEBORAH S. CONRAD

PETER A. FELD

XAVIER D. WILLIAMS

Starboard Value

Peter Feld
(212) 201-4878

Ajay Sundar
(212) 845-7924

Okapi Partners LLC

Bruce H. Goldfarb | Patrick McHugh
(212) 297-0720

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How to Vote

If you wish to support our campaign, vote the White proxy card you have or will receive in the mail. You can vote using the card by returning it physically or by voting online following instructions on the card. If you have any questions about how to vote, please contact Okapi Partners LLC, which is our proxy solicitor. They can be reached at info@okapipartners.com, (212) 297-0720 or toll-free at (855) 208-8901.

OKAPI PARTNERS

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

+1 (212) 297-0720 (Main)
+1 (855) 208-8901 (Toll-Free)

Email: info@okapipartners.com

Starboard Value

Peter Feld
(212) 201-4878

Ajay Sundar
(212) 845-7924

Okapi Partners LLC

Bruce H. Goldfarb | Patrick McHugh
(212) 297-0720

STARBOARD VALUE

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Contact

Starboard Value

Peter Feld
(212) 201-4878

Ajay Sundar
(212) 845-7924

Okapi Partners LLC

Bruce H. Goldfarb | Patrick McHugh
(212) 297-0720

© 2021 All Rights Reserved. Starboard Value LP | Disclaimer | Privacy Policy